EXHIBIT 99.1
News
For Immediate Release	Contact:
November 12, 2014	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. ELECTS JOSEPH C. BREUNIG TO ITS BOARD OF DIRECTORS
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NEW YORK, November 12, 2014—Minerals Technologies Inc. (NYSE: MTX) announced today that it has elected Joseph C. Breunig, executive vice president, Chemicals, for Axiall Corporation, to its Board of Directors.

"Minerals Technologies is very fortunate to have someone of Joe Breunig's caliber join our Board," said Joseph C. Muscari, chairman and chief executive officer. "Joe has more than 30 years of business experience, and brings to MTI a wealth of knowledge rooted in his background of global, high-growth and process-driven leadership."

Mr. Breunig joined Axiall Corporation, formerly Georgia Gulf Corporation, in 2010, after 24 years at BASF Corporation, the world's leading chemical company with more than $70 billion in annual sales. At BASF, he was executive vice president and chief operating officer, BASF Corporation, and president, Market and Business Development, North America, BASF SE, from 2005 to 2010. Mr. Breunig joined BASF in 1986 as a process engineer and attained positions of increasing responsibility, including, Global Marketing director, Fiber Products Division, from 1998 to 2000; director, Global Technology, Functional Polymers from 2000 to 2001; and group vice president, Functional Polymers from 2001 to 2005.

Mr. Breunig holds a Bachelor of Science degree in Chemical Engineering and an M.B.A, from the University of Pittsburgh.
New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, environmental, energy, polymer and consumer products industries. The company reported sales of $1.02 billion in 2013.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/